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                                                                   EXHIBIT 10.99


                           EQUIPMENT SUPPLY AGREEMENT


      This Equipment Supply Agreement ("this Agreement") is made effective as of the 16th day of September, 1997 by and between Calgon Carbon Corporation, doing business through its VARA International division ("VARA") with a place of business at 1201 19th Place, Vero Beach, Florida 32960, and Wilshire Technologies, Inc. ("WTI") with a place of business at 5441 Avenida Encinas, Suite A, Carlsbad, California.

      WHEREAS, VARA is engaged in the manufacture of capital equipment; and

      WHEREAS, WTI is engaged in the manufacture of gloves and other products;
and

      WHEREAS, VARA desires to design, build and supply a solvent recovery system for WTI and WTI desires to purchase such a system from VARA.

      NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereto agree as follows:

1.    THE EQUIPMENT

      The VARA equipment (the "Equipment") which is the subject of this Agreement is a solvent recovery system as further identified on Exhibit A attached hereto.

2.    EQUIPMENT PRICE

      The price to be paid by WTI for the Equipment shall be the amount of $942,000.00.

3.    TERMS OF PAYMENT

      The terms of payment for the Equipment shall be as follows:

      3.1   15% payment made to VARA by November 15, 1997 - Net 30.

      3.2 75% payment due based upon notification that the Equipment is ready for shipment -- February 1998 -- Net prior to shipment.

      3.3 remaining 10% due and payable upon WTI's acceptance of the Equipment (but shall be paid 90 days from date of shipment in the event that the acceptance test of the Equipment is delayed solely due to the responsibility of WTI).


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4.    DELIVERY

      The Equipment shall be delivered F.O.B. point of destination (i.e., WTI's factory) no later than the first week of February, 1998. WTI shall reimburse VARA for all freight charges at cost. Time is of the essence.

5     TITLE AND RISK OF LOSS

      Title to and risk of loss of the Equipment shall pass to WTI upon delivery to the F.O.B. point of destination.

6.    SERVICE AND SUPPORT

      The Equipment price includes (at no additional cost):

      6.1 a one year labor service contract, at no additional cost, which covers two (2) site visits (excluding travel costs incurred by VARA representatives) during the first year of operation for the purpose of subsequent Equipment operation follow-up, additional training, and other related activities required by WTI;

      6.2 in-house computer remote monitoring for system analysis, as required (duration of one year from date of acceptance of the Equipment);

      6.3 an additional ten (10) mandays, less travel and living expenses, for construction supervision/management to used as deemed appropriate by WTI.

      6.4 an additional ten (10) days of Equipment startup supervision, including (two) (2) days of service training at WTI's site. Training materials shall also be supplied at no extra charge.

7.    LOSS, DAMAGE OR DELAY

      VARA shall not be liable for loss, damage, detention or delay resulting from any causes beyond its reasonable control such as fire, flood, strike or other labor difficulty, lock out, priority requests of any government or department, transportation shortage or delay, wreck or inability to obtain labor or material from VARA's usual sources.

8.    WARRANTY

      8.1 VARA warrants that the Equipment sold hereunder shall be free from defects in materials and workmanship and conform to the applicable specifications for a period of eighteen (18) months from date of shipment or one year from the date of acceptance, whichever occurs first. This warranty does not apply to problems associated with normal wear and tear, improper maintenance, negligence, misuse, abuse, or the failure to operate the Equipment in strict accordance with the


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operating and maintenance plan provided. The foregoing warranty excludes removal, reinstallation, and freight for Equipment components not manufactured by VARA.

      8.2 The Equipment as supplied by VARA, has been specifically designed to handle the design basis furnished by the customer. Any changes, modifications or additions to this design basis or electronic program modifications to the VARA supplied control system, without written VARA approval, will result in a void of warranties and process guarantees.

      8.3 THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF QUALITY, WHETHER WRITTEN, ORAL OR IMPLIED (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE).

9.    INDEMNIFICATION

      Each party will indemnify and save the other party harmless at all times against any liability on account of any and all claims, damages, lawsuits, litigation, expenses, counsel fees, and compensation arising out of property damages or injuries (including death) except to the extent caused by the negligence of the other party.

10.   LIMITATION OF LIABILITY

      The liability of VARA and WTI for any cause of action arising out of this transaction, including but not limited to breach of warranty, negligence and/or indemnification, is expressly limited to a maximum of the Equipment purchase price. All claims of whatsoever nature shall be deemed waived unless made in writing within forty-five (45) days of the occurrence giving rise to the claim. In no event shall either party be liable to the other under this Agreement for any indirect, incidental (including labor costs), or consequential damages.

11.   PATENTS

      11.1 VARA shall at its own expense defend, or at its option settle, any claim, suit or proceeding brought against WTI based on an allegation that the Equipment or any part supplied hereunder constitutes a direct or contributory infringement of any claim of a United States patent. This obligation shall be effective only if WTI shall have made all payments then due hereunder or if VARA is notified promptly in writing and given authority, information and assistance for the defense of such claim, suit or proceeding. In the event equipment or parts supplied by VARA hereunder become the subject of a claim, suit or proceeding for infringement of a United States patent, or in the event of any adjudication that such product or part infringes a United States patent, then VARA shall at its option either (a) procure the right to continue using said equipment or part thereof; or (b) replace it with non-infringing equipment; or
(c) modify it so that it becomes non-infringing; or (d) as a last resort, remove it and refund the purchase price and the transportation and installation costs thereof.


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      11.2  This patent indemnity does not apply to the following:

            a. patented processes formed by the equipment in conjunction with equipment not sold by VARA or another product produced thereby;

            b. equipment supplied according to a design other than that of VARA which is required by WTI;

            c. combinations of the equipment with another product not furnished hereunder unless VARA is a contributory infringer;

            d. any settlements of a suit or proceeding made without VARA's written consent.

12.   CHOICE OF LAW

      The construction interpretation performance of this Agreement and all transactions under it shall be governed by the domestic law of the California.

13.   INTEGRATION

      This Agreement contains the entire understanding of the parties with respect to the sale of the products covered hereunder. There are no agreements, restrictions, promises, representations, warranties, covenants or understandings between the parties with respect hereto, other than those expressly set forth. This Agreement supersedes all prior understandings and purchase order terms between the parties with respect to the sale of the products covered by this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement.

      CALGON CARBON CORPORATION          WILSHIRE TECHNOLOGIES, INC.
      VARA INTERNATIONAL DIVISION

      By: /s/ Michael Thomas             By:  /s/ John Van Egmond
          ------------------                  -------------------
              Michael Thomas                      John Van Egmond

      Title: President                   Title: President
                                                Chief Executive Officer


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                                   SCHEDULE A


                                  THE EQUIPMENT

                    (Technical Description and Specification)



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